AMENDMENT TO EXECUTIVE LONG-TERM INCENTIVE PLAN

        On December 9, 1997, the Company's Executive Compensation Committee adjusted Section 2.1 of the Gannett Co., Inc. 1978 Executive Long-Term Incentive Plan to increase the 175,000 share maximum to 350,000 to reflect the Company's October 6, 1997 stock split.